AXA EQUITABLE LIFE INSURANCE COMPANY

                            ENDORSEMENT APPLICABLE TO
                    CREDITS APPLIED TO ANNUITY ACCOUNT VALUE


This Endorsement is part of your Contract and its provisions apply in lieu of any Contract provisions to the contrary. There are new definitions in this Endorsement which are introduced below. In this Endorsement, "we", "our" and "us" mean AXA Equitable Life Insurance Company, "you" and "your" mean the Owner and "Endorsement" means this Endorsement.

The Effective Date of this Endorsement is your Contract Date.

Subject to the terms and conditions of this Endorsement, this Contract provides for an amount, referred to as a "Credit," to be allocated to your Annuity Account Value on the Transaction Date of each Contribution under this flexible premium deferred fixed and variable Annuity Contract as described below.

CREDITS

Each Credit is a percentage of the Contribution to which it relates. Each Credit is allocated pro rata to the Investment Options in the same proportions as the Contribution to which it relates. If you exercise your right to cancel this Contract (as described on the Contract's cover page) the amount payable will be reduced by the amount of the Credit. However, the amount payable will reflect any investment gain or loss applicable to the Credit.

The applicable Credit Percentage is based on total Contributions during the first [twelve months] less any withdrawals during the first [twelve months], determined from the following table:

      EXPECTED FIRST [TWELVE MONTHS] TOTAL      CREDIT PERCENTAGE APPLIED TO ALL
      CONTRIBUTION RECEIVED                     CONTRIBUTIONS
      -------------------------------------     --------------------------------
      [Less than $350,000]                      [4%]
      [$350,000 and greater]                    [5%]

CONDITIONS RELATING TO CREDITS

  1. The amount applied to an Annuity Benefit will be reduced by any Credits applicable to subsequent Contributions made during the [three years] immediately preceding the Transaction Date amounts are applied to an Annuity Benefit.

  2. The Transaction Date on which amounts are applied to an Annuity Benefit may not be earlier than the [fifth Contract Date Anniversary.]


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  3.  A Credit will apply to a subsequent Contribution only to the extent that the sum of that Contribution and prior Contributions to which no Credit was applied exceeds the sum of all withdrawals under your Contract.

  4. If a Death Benefit is payable as described in Section 6.02 of the Contract and any applicable Endorsement or Rider, during the [twelve month] period following our receipt of a Contribution to which a Credit was applied, such Credit will be deducted on a pro rata basis from the Annuity Account Value in the Variable Investment Options and the Guaranteed Interest Option. This deduction will occur on the Payment Transaction Date. If there is more than one Beneficiary under the Contract, the date of receipt of due proof and other beneficiary requirements first received by us from a Beneficiary is the date we use to determine the deduction of such Credit. For the purpose of any Death Benefit provision of your Contract that compares the Annuity Account Value with any other applicable Death Benefit, including any optional rider(s), the Annuity Account Value used in the comparison will reflect a reduction equal to the amount of such Credit. Credits are deducted from the Annuity Account Value before any such comparison is made.

  5. Any amount transferred from a Prior Contract in which a Credit was previously applied, is not eligible for an additional Credit on the amount transferred to this Contract.

[If an Expected First [twelve months] Contribution Amount is indicated in the Data Pages:

  If an Expected First [twelve months] Contribution Amount is indicated in the Data Pages, the amount indicated will be used initially to determine your Credit Percentage from the above table. If an additional Contribution received during the first [twelve months] brings your Expected First [twelve months] Total Contributions to a level that qualifies you for a higher Credit Percentage, the higher Credit Percentage will be applied to all Contributions, and an adjustment for prior Credits will be made on the Transaction Date of such additional Contribution. The amount of such adjustment will be equal to the difference in the Credit Percentages multiplied by the total Contributions to which the lower rate had been applied. This amount will be allocated among the Investment Options in the same proportion as such additional Contributions. On the first Contract Date Anniversary, we will compare your Expected First [twelve months] Contribution Amount indicated in the Data Pages to the actual amount you contributed in the first [twelve months]. If the credit percentage applicable to the Expected First [twelve months] Total Contributions is less than the credit percentage applied based on the Expected First [twelve months] Contribution Amount indicated in the Data Pages, we will recover an amount equal to the difference in the Credit Percentages multiplied by the total Contributions to which the higher rate had been applied.]

[If an Expected First [twelve months] Contribution Amount is not indicated in the Data Pages:


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  If an Expected First [twelve months] Contribution Amount is not indicated in the Data Pages, the amount of the initial Contribution will be used initially to determine your Credit Percentage from the above table. If an additional Contribution received during the first [twelve months] brings your Expected First [twelve months] Total Contributions to a level that qualifies you for a higher Credit Percentage, the higher Credit Percentage will be applied to all Contributions, and an adjustment for prior Credits will be made on the Transaction Date of such additional Contribution. The amount of such adjustment will be equal to the difference in the Credit Percentages multiplied by the total Contributions to which the lower rate had been applied. This amount will be allocated among the Investment Options in the same proportion as such additional Contribution.]

The Credit Percentage applied to each Contribution after the first [twelve months] will be the Credit Percentage in effect on the first Contract Date Anniversary.

For purposes of this Endorsement, a "subsequent Contribution" is any Contribution after the initial Contribution.


AXA EQUITABLE LIFE INSURANCE COMPANY

[                                       [
/s/ Christopher M. Condron              /s/ Karen Field Hazin
--------------------------              ---------------------
Christopher M. Condron                  Karen Field Hazin, Vice President,
President, Chairman and                 Secretary and Associate General Counsel]
Chief Executive Officer]















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